Exhibit 12

HYLETE, Inc.

564 Stevens Avenue

Solana Beach, California 92075

April 23, 2018

To the Board of Directors:

We are acting as counsel to HYLETE, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 5,000 Class A Bonds.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated articles of incorporation, as amended, and bylaws, the minutes of meetings of the Company’s board of directors, the form of bond purchase agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Class A Bonds being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement and the bond purchase agreement, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by general principles or equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditors’ rights and remedies. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

This opinion is based as to matters of law solely on the applicable provisions of the following, as currently in effect, the California Corporations Code, as amended, and the laws of the State of California (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

By Jeanne Campanelli, Partner